Exhibit 10.34
Portions of this document have been redacted pursuant to
a request for confidential treatment. Material that has been deleted is marked by brackets and an asterisk ([***]).

SALES AGREEMENT

THIS AGREEMENT, made this 8th day of May, 2007, by and between KOPPERS, INC., a corporation duly organized under the laws of the Commonwealth of Pennsylvania and having its principal place of business at 436 Seventh Avenue, Pittsburgh, PA 152191800 (hereinafter “Seller”), and KMG-BERNUTH, INC., a corporation duly organized under the laws of Delaware, and having its principal place of business at 10611 Harwin, Suite 402, Houston, TX 77036 (hereinafter “Purchaser”).

RECITALS

WHEREAS, Seller is engaged in the business of producing the Products (hereinafter defined) at one or more locations and Purchaser is engaged in the business of selling the Products; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Products;

NOW THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

1.1.          Affiliate. “Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with another party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or Indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.2.          Product(s). “Product(s)” shall mean the coal tar derived creosote or carbon black products described in Schedule 1 hereto.

1.3.          Term. “Term” shall have the meaning set forth in Section 9.1 of this Agreement.

ARTICLE 2
PRODUCTS QUANTITY

2.1.          Quantity. Seller agrees to sell, and Purchaser agrees to purchase, the quantity of Products determined under Schedule 2 hereto.

2.2.          Products Specifications. All Products sold pursuant to this Agreement shall satisfy the specifications set forth on Schedule 1, attached.

ARTICLE 3
PRICE AND PAYMENT

3.1.          Price. Purchaser shall pay the price determined under Schedule 2 for Products purchased under this Agreement. Quantities sold shall be based on Seller’s net weights, unless proven to be in error, with P2 and Creosote Petroleum Solution density assumed to be 9.15 lb per gallon.

3.2.          Payment. Payment shall be due net thirty (30) days from the date of invoice for Products delivered hereunder. Interest shall be due on all unpaid balances after 35 days from date of invoice, at the rate of 1 % per month.

ARTICLE 4
PURCHASE ORDERS AND DELIVERY

4.1.          Purchase Orders. Purchaser shall submit purchase orders for Products to Seller in writing or by another agreed means which shall set forth at a minimum, the quantity ordered, the requested delivery location, and the shipping instruction and invoice address. All quantities in purchase orders shall be for immediate shipment unless otherwise provided in the purchase order. Seller shall use commercially reasonable efforts to fill each order and make Products available at the specified delivery locations. Seller shall notify Purchaser within three (3) days following receipt of any order if Seller will not fill such order, setting forth the shortfall in quantity and a later date on which it will be able to fulfill the shortfall.

4.2.                  Delivery. All Products sold under this Agreement will be sold FOB the Seller’s location(s) as determined under Schedule 2. Upon transfer of Products to Purchaser’s trucks or rail cars, risk of loss and title to Products shall pass to Purchaser.

4.3.          Production Forecasts. As of the date of this Agreement, Seller has provided a quarterly forecast for the following twelve (12) months set forth in Schedule 2 of Seller’s estimate by production facility of Products to be produced by Seller (including toll or third party facilities), and thereafter at least twenty (20) days prior to the end of each calendar quarter during the Term (March 31, June 30, September 30 and December 31), Seller agrees to provide Purchaser, for guidance only, with a written quarterly forecast for the following twelve (12) months indicating Seller’s estimate of anticipated production of Products at each production facility. The forecasts shall be estimates only and neither party shall have any liability to the other with respect thereto. The forecast shall be used by Purchaser to facilitate its planning for its Products sales to its customers.

ARTICLE 5
ACCEPTANCE OF PRODUCT

5.1.          Acceptance of Products. In the event of any shortage, damage or discrepancy in or to a shipment of Products, Purchaser shall promptly report the same to Seller and furnish such written evidence or other documentation as Seller may deem appropriate. Seller shall not be liable for any such shortage, damage or discrepancy unless Seller has received notice and substantiating evidence thereof from Purchaser within thirty (30) days of arrival of the Products at Purchaser’s shipping address. If the substantiating evidence delivered by Purchaser demonstrates that Seller is responsible for such shortage, damage or discrepancy, Seller shall promptly deliver additional or substitute Products to Purchaser in accordance with the delivery procedures set forth herein.

ARTICLE 6
LIMITED WARRANTY

6.1.          Limited Warranty. Seller warrants that (i) it has title to Products sold and purchased pursuant to this Agreement; (ii) Product, at the time of sale, will be free from all liens, security interests, and encumbrances; and (iii) the Product will, on delivery, conform to the Specifications. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE INTENDED SOLELY FOR THE BENEFIT OF PURCHASER. ALL CLAIMS HEREUNDER SHALL BE MADE BY PURCHASER AND MAY NOT BE MADE BY PURCHASER’S CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SELLER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2.          Claims. In the event of any claims of breach of warranty asserted by Purchaser, Purchaser will cause such claim to be transmitted to Seller, in the case of a claim first made by Purchaser, within ten (10) days of arrival of the Products at Purchaser’s shipping address. No claim for breach of warranty shall be made if Seller’s products are first co-mingled with other Products from other producers, unless a sample from the delivery vehicle (not co-mingled) or Seller’s retained sample reflects a basis for a claim.

6.3.          If any Products fail to meet the warranty set forth in this Article concerning conformance to specifications, Seller will at its option (i) replace the defective or non-conforming Products at no additional cost to Purchaser or its customer or, (ii) provided the defective or non-conforming Products are reasonably deemed usable by Purchaser or the customer, agree to a reasonable reduction of the purchase price. In the event of a breach of the warranty of title, Seller shall provide a cure reasonably satisfactory to Purchaser. This Section sets forth the exclusive remedies for claims based on the warranties contained herein. Warranty claims hereunder must be made promptly and in writing, must recite the nature and details of the claim, the date the cause of the claim was first observed and the lot number or other identifying number for the Products concerned.

ARTICLE 7
LIMITATION OF LIABILITY

 7.1.         Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR EXEMPLARY, OR PUNITIVE DAMAGES, IN RESPECT OF ANY THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

ARTICLE 8
TAXES

8.1.          Taxes. Any tax or other charge, other than income tax, upon the production, sale or shipment of Products imposed by federal, state, municipal or other governmental authorities shall be added to the price paid by Purchaser. Seller and Purchaser agree that sales or use taxes will not be collected where Purchaser is in possession of applicable resale certificates and any other documents required to exempt from sales tax the sales to Purchaser by Seller hereunder. Verification of same will be provided by Purchaser to Seller upon reasonable request.

ARTICLE 9
TERM AND TERMINATION

9.1.          Term. This Agreement shall take effect on the date of this Agreement and (unless earlier terminated as provided in this Agreement) shall continue through March 1, 2017; provided, that unless either party gives at least one year’s prior written notice that this Agreement shall not be renewed as of March 1, 2017, this Agreement shall be renewed on March 1, 2017 for an additional three (3) years.

9.2.          Termination. Notwithstanding the provisions of Section 9.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)           Either party hereto may terminate this Agreement at anytime by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, or go into liquidation or receivership, or otherwise lose legal control of its business; and

(b)           Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach which impairs the value of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party; provided that if such breach cannot be cured within thirty (30) days in the exercise of reasonable diligence, this Agreement may not be terminated so long as the party who committed the breach is attempting to cure with reasonable diligence.

9.3.          Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

(b)           Either party shall have the right, at its option, to cancel any or all accepted purchase orders which provide for delivery after the effective date of termination. Seller shall exercise its option under this subsection by notifying Purchaser in writing no later than thirty (30) days after the effective termination date.

ARTICLE 10
FORCE MAJEURE

10.1.        Definition. Force Majeure shall mean any event or condition, not reasonably within the control of the non-performing party, which prevents in whole or in part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of God, including floods, storms, earthquakes, hurricanes, tornadoes, typhoon, lightning or other severe weather or climatic conditions acts of State or governmental action, any law, ordinance, regulation, directive, order, interpretation or enforcement policy presently existing or hereinafter promulgated by any governmental authority, or any agency or division thereof, riots, disturbance, acts of terrorism, blockade, insurrection, embargo, war, strikes, lockouts, labor disputes, slowdowns, epidemics, fire, wreck, washout, equipment failure, shortage of energy, shortage of raw materials or inability to obtain suitable raw materials from usual sources of supply, and explosion.

10.2.        Notice. Upon giving written notice to the other party, a party affected by an event of Force Majeure shall be excused from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. If Seller is partially prevented in performing under the Agreement by reason of Force Majeure, Seller will allocate production and deliveries of Products among all of its purchasers, in the proportion that their purchases over the three months prior to the occurrence of the Force Majeure bear to each other. In determining its allocation obligations, none of Sellers’ internal requirements shall be considered as purchases, and Seller may continue to satisfy ites internal requirements (or requirements of its Affiliates) for Products to the same extent that such requirements were satisfied by Seller immediately prior to the beginning of the Force Majeure event. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

10.3.        Confirmation. The party invoking Force Majeure shall provide to the other party periodic confirmation of the continuing existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

10.4.        Mutual Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable, except for the obligation to pay any amounts due and owing hereunder..

ARTICLE 11
ARBITRATION

11.1.        Arbitration of Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration in Wilmington, Delaware or another mutually agreeable location,, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement, as modified by this Agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator. If within thirty (30) days after receipt of a party of a proposal made by the other party for selection of an arbitrator, the parties have not reached agreement on the choice of an arbitrator, the sole arbitrator shall be appointed by the in accordance the Commercial Arbitration Rules. The arbitrator shall divide all costs (including fees and costs of counsel) incurred in conducting the arbitration in the final award in accordance with what such arbitrator deems just and equitable under the circumstances.

ARTICLE 12
MISCELLANEOUS

12.1.        Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement, except with the prior written consent of the other party, and except where such assignment is to a successor in interest by merger, by operation of law, assignment, purchase or otherwise of all or substantially all of the assets of the carbon and/or the creosote business of the transferor. Any prohibited assignment shall be null and void.

12.2.        Audits. The parties will keep true records and books of account in which full, true and correct entries will be made of any dealings or transactions that they are required to report to each other in relation to the Products. Upon the written request of either party (the requesting party), the other party (the audited party) shall permit an independent certified public accountant selected by the requesting party and acceptable to the audited party, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records as may be reasonably necessary to verify the accuracy of relevant accounts and records hereunder, including but not limited to accounts and records necessary or desirable to determine the quantity of Products produced by Seller, purchasers of such Products and the Base Price, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. All such verifications shall be conducted at the expense of the requesting party and not more than once in each calendar year. In the event such accountant concludes that additional monies were owed to the audited party during such period, the additional payment shall be paid within sixty (60) days of the date the requesting party delivers to the audited party such accountant’s written report so concluding. The fees charged by such accountant shall be paid by the requesting party unless the audit discloses that the amounts payable by the audited party as a result of the audit for the audited period are determined to be in excess of five percent (5%) than the amount actually paid for such period, in which case the audited party shall pay the reasonable fees and expenses charged by the accountant. The parties agree that all information subject to review under this section is confidential, and that they shall cause their accountants to retain all such information in confidence.

12.3.        Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if personally delivered or if given by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on three (3) days following the date such notice was posted, whichever occurs first.

12.4.        Entire Agreement. This Agreement, including Schedules 1 - 2, attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between Seller and Purchaser, including but not limited to that certain Supply Agreement dated January 1, 2002 by and between Reilly Industries, Inc., as seller, and Purchaser, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. Purchaser acknowledges that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

12.5.        Amendment. This Agreement may not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

12.6.        Severability. In the event that any of the terms of this Agreement are in conflict with any rule or law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

12.7.        Counterparts. This Agreement shall be executed in counterparts, and each such counterpart shall be deemed an original hereof.

12.8.        Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of  Delaware, U.S.A.

12.9.        Headings. The headings used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or Interpretation of this Agreement.

12.10.      Third Party Beneficiaries. No third parties shall be beneficiaries of any provision of this Agreement or of any right conferred on any party hereto.

12.11.      Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

12.12.      Compliance with Laws. Each party represents and warrants that it will comply with all applicable federal, state or local laws and regulations pertaining to its respective obligations under this Agreement

IN WITNESS WHEREOF, The parties have caused this Agreement to be executed on the date first above written.

Seller: KOPPERS, INC.

By:	/s/ Michael Mancione
Michael Mancione
Vice President

Purchaser: KMG-BERNUTH, INC.

By:	/s/ Thomas H. Mitchell
Thomas H. Mitchell, Vice President - Sales

SCHEDULE 1

Products Specifications

AWPA specifications for P2 Creosote and Koppers Creosote/Petroleum Solution

All products shall be subject to an additional specification of naphthalene of not greater than 14% naphthalene by weight.

SCHEDULE 2

Products Quantity and Price Terms

A. Quantity.  On an annual basis, Seller shall supply and Purchaser shall purchase a minimum of [***] gallons of Products per year (the “Base Annual Minimum Quantity”); provided, however, that the Base Annual Minimum Quantity (and the Available Sales Volume, as defined below) may be decreased proportionately (at Seller’s sole option in the event and to the extent Seller’s production of creosote of any type (including petroleum creosote) and/or carbon black oil is reduced as a result of the occurrence of either of the following events: (a) the supply to Seller of raw materials required to produce Products decreases from the current level of supply (i.e., the level of supply in the United States as of the date of execution of this Agreement); or (b) Seller otherwise reduces production or shuts down production at any of its facilities.  In addition to the foregoing Base Annual Minimum Quantity, Purchaser may purchase the Available Sales Volume, if any, that Seller may nominate for each year as set forth below.  [***]

B. Initial Forecast. Seller’s initial twelve (12) month rolling forecast for the delivery locations and quantities for Products is as follows:

Location	Quantity (Pounds)
Follansbee
Stickney
Clairton
Total

Seller shall provide its forecast for each plant for the rolling twelve (12) month period on an aggregate 12-month basis or by quarters. Seller shall endeavor in good faith to produce a quantity of Products quarterly at each delivery location equivalent to one-fourth of the annual forecast for that location. If Seller determines that its actual production for the rolling 12-month period or in any quarter will vary materially from the forecast, it will promptly notify Purchaser.

C. Purchase Price. The purchase price for Products to be purchased under this Agreement for the first and second quarters of calendar year 2007 shall be [***].  Thereafter, the purchase price shall be revised from time to time as provided in Paragraph D, below.

D. Purchase Price Change. Pricing after the second quarter of 2007 shall be determined by Seller on a quarterly basis (each calendar quarter a “Pricing Period”) [***].